Exhibit 99.2

Adjusted EBITDA

Reconciliation of Net income to

total Adjusted EBITDA

Last 12 Months Ended December 31, 2021

(amounts in thousands)

Net Income	$ 32,287
Depreciation and Amortization	6,627
Stock-based compensation	491
Interest expense, net	4,752
Income tax expense	10,172
Gain on Bankruptcy Settlement	(1,710)
Gain on Payroll Protection loan forgiveness	(6,150)
Non-recurring cash expenses	272
Adjusted EBITDA	$ 46,741